EXHIBIT 99

OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2009 First-Quarter Financial Results

- First-Quarter 2009 Sales Were the Highest for any Quarter

- First-Quarter Income From Operations Up $467,463

- Management Optimistic About Balance of 2009

FAIRPORT HARBOR, OHIO – April 21, 2009 – OurPet’s Company (OTC BB:OPCO): a growing designer, developer, producer and marketer of accessory and consumable pet products, today reported financial results for its first quarter ended March 31, 2009.

Net revenues for the 2009 first quarter increased 16.7 percent to $3,390,379 from $2,905,264 for the same period a year ago. Gross margin, as a percent of sales for the 2009 first quarter, was 29.5 percent, compared to 29.8 percent in the 2008 first quarter. Income from operations for the 2009 first quarter was $121,001, compared to a loss of ($346,462) for the 2008 first quarter or an improvement of $467,463. Litigation expenses for the 2009 and 2008 first quarters were $164,313 and $559,122, respectively. Net income for the 2009 first quarter was $78,610, compared to a net loss of ($391,472) for the same period in 2008. Earnings, before interest, taxes, depreciation and amortization (EBITDA), were a positive $244,054 in the 2009 first quarter compared to a negative ($220,222) in the 2008 first quarter.

Dr. Steven Tsengas, President and CEO, stated, “We are extremely pleased about our record sales for the 2009 first quarter. We achieved record sales for any quarter in our history despite the difficult business environment for many of our customers. The increase in sales of $485,115 for the quarter was primarily the result of healthy sales in all our product lines and was accomplished with an increase of $508,591 in revenue from our two largest customers mainly due to new product introductions.”

“We have added staff to our R&D group and continue to develop innovative products utilizing our extensive knowledge about pets and engineering/process technologies. During the first quarter of 2009 we introduced our new Flappy www.flappydogtoys.com brand of dog toys. Our initial production run sold out quicker than any of our previous product introductions. We are optimistic that this line of products will become a significant contributor to both 2009 revenues and earnings. We remain guardedly optimistic that the balance of 2009 will see continued revenue and earnings growth as we implement our strategic business plan.”

Dr. Tsengas concluded, “Our earnings for the first quarter continued to be adversely affected by the litigation expenses that we incurred in defending against the patent infringement lawsuits filed against us. On April 7, 2009 the December 2008 decision by the International Trade Commission was upheld. We plan on pursuing further appeals on the one patent claim that we lost and we plan to certify that our new revised product is non-infringing so that we can continue to supply our customers.”

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
OurPet’s, Company	-or-	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400

—Financial Results Follow—

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	Three Months Ended March 31,
	2009	2008
Net revenue	$3,390,379	$2,905,264
Cost of goods sold	2,390,311	2,038,401

Gross profit on sales	1,000,068	866,863
Selling, general and administrative expenses	714,754	654,203
Litigation expense	164,313	559,122

Income (loss) from operations	121,001	(346,462)
Other income and expense, net	32	217
Interest expense	42,359	44,793

Net income (Loss)	$78,610	$(391,472)

Basic and diluted earnings per common share after dividend requirements for preferred stock:
Net income (loss)	$—	$(0.02)

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	15,313,600	16,361,732

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
ASSETS
Cash and equivalents	$306,634	$363,573
Receivables, net	1,650,928	1,420,884
Inventories	3,466,557	3,303,617
Prepaid expenses	154,617	73,995

Total current assets	5,578,736	5,162,069

Property and equipment, net	1,984,428	2,076,550
Other	343,051	339,367

Total assets	$7,906,215	$7,577,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings and current maturities of long-term debt	$2,647,385	$2,044,581
Accounts payable	1,513,981	1,238,367
Accrued expenses	665,886	666,051

Total current liabilities	4,827,252	3,948,999

Long-term debt	836,246	1,474,036
Stockholders’ equity	2,242,717	2,154,951

Total liabilities and stockholders’ equity	$7,906,215	$7,577,986